Exhibit 10.7

November 27, 2019

Dr. Jerome Riebman

[XXX]

[XXX]

Dear Jerry,

I would like to formally extend an offer of employment to you as Chief Medical Officer for Aziyo Biologics, Inc. (the “Company”). We believe that your skills, talent, and motivation will complement our team as we look to be the premier partner of regenerative medicine solutions. The basic terms and conditions of employment are set forth below.

Duties and Responsibilities

In your position as Chief Medical Officer you will report directly to me. In this position, you will be a key member of the leadership team and as such will be involved in setting the Company’s long-term vision and short- term goals and objectives designed to successfully commercialize our current and future product offerings that span several therapeutic areas.

Your employment is subject to all Company personnel policies and procedures as they may be promulgated, adopted, revised, interpreted or deleted from time to time by the Company in its sole discretion.

Compensation

The salary for this exempt position is at the annual rate of $365,000 paid at the rate of $14,038.46 bi-weekly less deductions and withholdings as required by law, in accordance with the Company’s standard payroll procedures (“Annual Base Compensation”).

Bonus

You will be eligible to receive an annual performance- based bonus, the target of which is set at 30% of your base salary. This bonus will be based on the Company meeting its overall objectives as well as personal performance objectives that will be mutually agreed upon and set at the start of each calendar year. Payment of this bonus will be made as soon as administratively possible following the end of the calendar year.

Aziyo Biologics, Inc.
880 Harbour Way S, Suite 100
Richmond, CA 94804

T: 855-416-0596
F: 510-307-9896

www.aziyobio.com

Stock Options

Pending Board of Directors approval, the Company will grant you stock options to purchase 220,000 shares of the Company’s common stock (“Stock Options”) with an exercise price equal to the fair market value of the Company’s common stock on the date of such grant.

The definitive terms of the Company’s Equity Incentive Plan and the terms and conditions related to your stock option grant (including the number of options, exercise price for such options, the vesting schedule and eligibility criteria) are subject to Board of Director’s approval and will be communicated to you formally in a Equity Incentive Plan Document, which you should expect to receive as soon as administratively possible following your start date with the Company and Board of Directors approval.

Sign-On Bonus

You will be eligible to receive a one-time sign on bonus of $65,000. This bonus will be paid to you in two (2) installments. The first installment of $25,000 will be paid to you on the first regularly scheduled pay date following your date of hire with the Company; the second installment of $40,000 you will be eligible to receive based on achievement of mutually agreeable performance milestones that will be set at the start of your employment and paid to you on the first regularly scheduled pay date following 90 days of employment.

Relocation Expense Reimbursement

You will be eligible to be reimbursed for out of pocket relocation expenses paid to you by your current employer up to an amount equal to $75,000 provided that you (1) begin employment with Aziyo on or before January 20, 2020 and (2) are required to re-pay those relocation dollars to your current employer. In order to be eligible for reimbursement by the Company, documentation detailing the amount of the expense must be submitted within 30 days of the repayment.

Employee Benefits

You will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during your employment. At this time, the Company provides medical, dental and vision benefit plans, a 401(k) retirement plan with a company match after a year of service, life insurance and short and long-term disability insurance coverage. Specific information on the Company’s benefits programs will be provided to you separately. Enrollment in the Company’s benefits programs for which you are eligible must be completed within the first 30 days of your employment.

Aziyo Biologics, Inc.
880 Harbour Way S, Suite 100
Richmond, CA 94804

T: 855-416-0596
F: 510-307-9896

www.aziyobio.com

You will also be eligible to receive vacation and sick time as defined by the Company’s time off policy. In addition, the Company offers 7 paid Company- designated holidays per year.

Employment

Your employment with the Company will be “at will” which means that either you or the Company may terminate your employment at any time for any reason with or without cause. The “at will” nature of your employment may not be changed, except as put in writing by the Company’s CEO. You agree and understand that you are not entitled to, and have not been promised, any employment, position, compensation, benefits or payments of any kind, or any other terms of employment, that are not specifically stated in this offer letter or the documents referred to herein.

Contingencies and Conditions Precedent

Your employment is contingent upon:

•	Accepting and returning a signed original of this Offer Letter within three (3) days of receipt.

•	Verifying your legal authorization to work in the United States pursuant to the Immigration Reform and Control Act. In order to comply with this legal obligation, we must complete an Employment Eligibility Verification Form I-9 within three days of your start date.

•	The successful completion of required onboarding documents and pre-employment background and drug screening (if applicable).

•	Your review, execution and delivery of a Confidentiality and Proprietary Rights Assignment Agreement prior to your first day of employment.

By signing this letter, you acknowledge that the terms described in this letter, together with the necessary Confidentiality and Proprietary Rights Assignment Agreement, set forth the entire understanding between us and supersede any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained therein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries and bonuses, incentive compensation, equity incentive plans, benefits, job titles, locations, duties, responsibilities and reporting relationships. By signing this letter, you represent that (a) you have never been convicted of any criminal offense; (b) you are not subject to any legal or contractual obligation that could prevent you from undertaking or performing the functions described herein; (c) you will not, in connection with your employment by the Company, use or disclose to any employee or representative of the Company any confidential, proprietary and/or trade secret information that you obtained during any prior employment; and (d) you will fully abide by all ongoing obligations (of confidentiality or otherwise) to all prior employers.

Aziyo Biologics, Inc.
880 Harbour Way S, Suite 100
Richmond, CA 94804

T: 855-416-0596
F: 510-307-9896

www.aziyobio.com

If these terms are acceptable to you, please sign below and return to Jennifer Barretta, Human Resources by Monday, December 2, 2019. Upon acceptance of our offer, we will discuss a mutually agreeable start date.

We look forward to welcoming you to the Aziyo Biologics team!

Sincerely,

/s/ Ron Lloyd
Ron Lloyd
President & Chief Executive Officer

My signature below denotes my acceptance of the offer of employment with the terms and conditions as described above.

/s/ Jerome Riebman	12/1/2019
Dr. Jerome Riebman	Date

Aziyo Biologics, Inc.
880 Harbour Way S, Suite 100
Richmond, CA 94804

T: 855-416-0596
F: 510-307-9896

www.aziyobio.com